Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-101382) of Telstra Corporation Limited (the “Company”) and in the related Prospectus of our report dated August 11, 2005, with respect to the consolidated financial statements and schedules of the Company in this Form 20-F for the year ended June 30, 2005.
/s/ Ernst & Young
Melbourne, Australia
4 October 2005
EXHIBIT 15